Exhibit 10.1


                     PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT ("AGREEMENT") is made on this 24th day of July, 2003 between U.S. Global Nanospace, Inc., a Delaware corporation, having a principal place of business at 2533 North Carson, Suite 5107, Carson City, Nevada 89706 ("LICENSEE") and TIAX LLC, a Delaware limited liability company having a principal place of business located at 15 Acorn Park, Cambridge, Massachusetts 02140 ("LICENSOR").

                                TABLE OF CONTENTS

 RECITALS                                                                Page 1
 I.       EFFECTIVE DATE                                                 Page 1
 II.      DEFINITIONS                                                    Page 2
 III.     LICENSE                                                        Page 3
 IV.      CONSIDERATION, PAYMENTS AND REPORTS                            Page 4
 V.       SPONSORED RESEARCH                                             Page 5
 VI.      PATENTS AND INVENTIONS                                         Page 6
 VII.     INFRINGEMENT BY THIRD PARTIES                                  Page 6
 VIII.    PATENT MARKING                                                 Page 6
 IX.      INDEMNIFICATION                                                Page 6
 X.       USE OF LICENSOR AND COMPONENT'S NAME                           Page 7
 XI.      CONFIDENTIAL INFORMATION AND PUBLICATION                       Page 7
 XII.     ASSIGNMENT                                                     Page 8
 XIII.    TERMS AND TERMINATION                                          Page 8
 XIV.     REPRESENTATIONS AND WARRANTIES                                 Page 10
 XV.      GENERAL                                                        Page 11
 SIGNATURES                                                              Page 12

                                    RECITALS

A. LICENSOR owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed by LICENSOR.

B. LICENSOR desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD.

C. LICENSEE wishes to obtain a license from LICENSOR to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

I.   EFFECTIVE DATE

1.1 This AGREEMENT is effective as of the date written above ("EFFECTIVE DATE").

II.  DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1 AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2 LICENSED FIELD means non-hazardous bio-decontamination by or through the use of an aqueous, sprayable foam.

2.3 LICENSED PRODUCTS means any product or service SOLD by LICENSEE comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT

2.4 LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.5 LICENSED TERRITORY means world-wide, subject to any export control or similar restrictions.

2.6 NET SALES means the gross revenues received by LICENSEE from the SALE of LICENSED PRODUCTS less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount).

2.7 PATENT RIGHTS means LICENSOR's rights in information or discoveries claimed in invention disclosures, patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon as defined in Exhibit I attached hereto.

2.8 SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or AFFILIATE.

2.9 TECHNOLOGY RIGHTS means LICENSOR's rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit I by LICENSOR before the EFFECTIVE DATE which are not claimed in PATENT RIGHTS but which are necessary for practicing PATENT RIGHTS.


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III. LICENSE

3.1 LICENSOR hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD and, subject to Section 4.6 herein, will extend to LICENSOR's undivided interest in any LICENSED SUBJECT MATTER developed during the term of this AGREEMENT and jointly owned by LICENSOR and LICENSEE. This grant is subject to Sections 14.2 and 14.3 hereinbelow, the payment by LICENSEE to LICENSOR of all consideration as provided herein, and is further subject to the following rights retained by LICENSOR:

(a) The right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of Article XI (Confidential Information and Publication); and

(b)  The right to use LICENSED SUBJECT MATTER for all other purposes.

3.2 LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to LICENSOR within thirty (30) days of execution thereof.

3.3 LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE obtains the prior written consent of LICENSOR, which consent shall not be unreasonably withheld, and further provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4 LICENSEE must deliver to LICENSOR a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty
(30) days after execution, modification, or termination.

3.5 When this AGREEMENT is terminated, LICENSOR agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that the sublicensees consent in writing to be bound by all of the terms and conditions of this AGREEMENT.


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


IV.  CONSIDERATION, PAYMENTS AND REPORTS

4.1 In consideration of rights granted by LICENSOR to LICENSEE under this AGREEMENT, LICENSEE agrees to pay the following:

(a) All reasonable out-of-pocket expenses incurred by LICENSOR in enforcing and maintaining PATENT RIGHTS, and all such future expenses incurred by LICENSOR, for so long as, and in such countries as, this AGREEMENT remains in effect. LICENSOR will invoice LICENSEE within thirty (30) days of the EFFECTIVE DATE for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) days of invoice; and

(b) A nonrefundable license fee equal to $______________, payable in _________ equal installments. The first payment will be due and payable on _________ and the remaining three (3) payments will be made on a _________ basis thereafter (on __________________________________________________
     ____). LICENSEE will be invoiced for said amounts by LICENSOR; and

(c) A running royalty equal to ____ percent (___%) of LICENSEE's NET SALES of LICENSED PRODUCTS will be applicable on NET SALES in excess of the first One Million Dollars ($1,000,000); and

(d) Minimum annual royalties of ______________ Dollars ($________), which will be payable within thirty (30) days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, with the first payment due within thirty (30) days after March 31, 2005; and

(e) Up to _____ percent (____%) of all consideration received by LICENSEE from either (i) any sublicensee pursuant to Sections 3.3 and 3.4 herein above, or (ii) any assignee pursuant to Section 12.1 hereinbelow, including but not limited to, royalties, upfront payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments and equity securities. The amount due under this Section 4.1(e) shall be fixed by mutual agreement of LICENSEE and LICENSOR.

* The Redacted portion of the above information has been filed with the Securities and Exchange Comission.

4.2 The payments under Sections 4.1(c) are payable within thirty (30) days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to LICENSOR a true and accurate report, giving such particulars of the business conducted by LICENSEE and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for LICENSOR to account for LICENSEE's payments hereunder. This report will include pertinent data, including, but not limited to:

(a) the total quantities of LICENSED PRODUCTS produced; and

(b) the total SALES; and

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(c) the calculation of NET SALES and royalties thereon; and

(d) the total royalties (and/or minimum royalties) so computed and due LICENSOR; and

(e) all other amounts due LICENSOR herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay LICENSOR the amount due, if any, for the period of such report. These reports are required even if no payments are due.

4.3 During the term of this AGREEMENT and for three (3) years thereafter, LICENSEE agrees to keep complete and accurate records of its and its sublicensees' SALES and NET SALES of LICENSED PRODUCTS in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE shall permit LICENSOR or its representatives, at LICENSOR'S expense, to periodically examine LICENSEE'S books, ledgers and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If the amounts due LICENSOR are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus the accrued interest at the highest allowable rate.

4.4 Within thirty (30) days of each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to LICENSOR a written progress report as to LICENSEE'S (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE's (and sublicensees') commercialization plans for the upcoming year.

4.5 All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to TIAX LLC, P.O. Box 846108, Boston, MA 02284-6108, or by wire transfer to Citizens Bank, 1 Citizens Drive, Riverside, RI 02915; Routing Number: 011500120; Account Number: 1135538317; Account Name:
TIAX LLC.

4.6 No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by LICENSOR and (i) U.S. government agencies, and/or (ii) another party, including, but not limited to, LICENSEE, except to the extent such co-ownership legally or effectively reduces or limits LICENSEE's ability to derive the full benefit of the rights granted to it under Section 3.1 of this Agreement.

V.   SPONSORED RESEARCH

5.1 If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE will first notify LICENSOR in writing of all opportunities to conduct this sponsored research. LICENSOR shall have the right to approve or disapprove any such sponsored research, provided that such approval shall not be unreasonably withheld.

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

VI.  PATENTS AND INVENTIONS

6.1 If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, LICENSOR will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies LICENSOR that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with LICENSOR on the disposition of rights of the subject invention, then LICENSOR may file such application at its own expense and LICENSEE will have no rights to such invention. LICENSOR will provide LICENSEE with a copy of the application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof.

VII. INFRINGEMENT BY THIRD PARTIES

7.1 LICENSEE, at its expense, shall have the right to enforce any patent exclusively licensed hereunder against infringement by third parties. LICENSEE shall be entitled to retain recovery from such enforcement. LICENSEE agrees to pay LICENSOR a royalty on any monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof. LICENSEE must notify LICENSOR in writing of any potential infringement within thirty (30) days of knowledge thereof. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then LICENSOR may, in its sole discretion and at its sole expense, enforce any patent licensed hereunder on behalf of itself and LICENSEE.

7.2 In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII. PATENT MARKING

8.1 LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and when possible for actual LICENSED PRODUCT(S) SOLD by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code.

IX.  INDEMNIFICATION

9.1 LICENSEE agrees to hold harmless and indemnify LICENSOR, its members, managers, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney's fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives, except in the case of gross negligence or willful misconduct on the part of LICENSOR.



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

9.2 LICENSEE shall use its best efforts to require any purchaser an/or manufacturer of LICENSED PRODUCTS to give evidence of insurance naming LICENSEE and LICENSOR as an insured parties, including comprehensive general liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence for bodily injury and one million dollars ($1,000,000) per occurrence for property damage. LICENSEE shall immediately notify LICENSOR if any purchaser and/or manufacturer refuses to provide such evidence of insurance.

X.   USE OF LICENSOR AND COMPONENT'S NAME

10.1 LICENSEE will not use the name of (or the name of any employee of) LICENSOR in any advertising, promotional or sales literature or on its Web site or for the purpose of raising capital without the advance express written consent of LICENSOR. Notwithstanding the above, LICENSEE may use the name of (or the name of any employee of) LICENSOR in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XI.  CONFIDENTIAL INFORMATION AND PUBLICATION

11.1 LICENSOR and LICENSEE each agree that all information contained in documents marked "confidential" or "proprietary" and forwarded to one by the other (i) are to be received in strict confidence, (ii) used only for the purposes of this AGREEMENT, and (iii) not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

(a)  was in the public domain at the time of disclosure; or

(b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c) was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)  was already known by the recipient party at the time of disclosure; or

(e) was independently developed by the recipient without use of the other party's confidential information; or

(f)  is required by law or regulation to be disclosed.

11.2 Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three years thereafter.

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

11.3 LICENSOR reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE's confidential information. LICENSOR will submit the manuscript of any proposed publication to LICENSEE at least thirty (30) days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE's confidential information. Upon LICENSEE's request, publication may be delayed up to sixty (60) additional days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE's confidential information that would otherwise be affected by the publication.

11.4 The foregoing provisions of this Article XI shall be subject to any rights of, or obligations imposed by any U.S. government agency.

XII. ASSIGNMENT

12.1 Except in connection with the sale of substantially all of LICENSEE's assets to or merger with a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of LICENSOR, which will not be unreasonably withheld.

XIII. TERM AND TERMINATION

13.1 Subject to Sections 13.2, 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired, or if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years.

13.2 Any time after five (5) years from the EFFECTIVE DATE, LICENSOR has the right to terminate this license in any jurisdiction within the LICENSED TERRITORY if LICENSEE, within ninety (90) days after receiving written notice from LICENSOR of the intended termination, fails to provide written evidence satisfactory to LICENSOR that LICENSEE or its sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a licensed invention in such jurisdiction(s). The following definitions apply to Section 13.2:

(a) "commercialize" means having SALES of LICENSED PRODUCTS incorporating PATENT RIGHTS or incorporating TECHNOLOGY RIGHTS in such jurisdiction;

(b) "active attempts to commercialize" means having SALES of LICENSED PRODUCTS or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES of LICENSED PRODUCTS incorporating PATENT RIGHTS or incorporating TECHNOLOGY RIGHTS in any jurisdiction, and has provided plans acceptable to LICENSOR, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that LICENSOR intends to terminate.

13.3 Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

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(a)  automatically if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b) upon thirty (30) days written notice from LICENSOR if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the thirty (30) day period, LICENSEE has cured the default or breach to LICENSOR's satisfaction and so notifies LICENSOR, stating the manner of the cure; or

(c) upon ninety (90) days written notice from LICENSOR if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the ninety (90) day period, LICENSEE has cured the default or breach to LICENSOR's satisfaction and so notifies LICENSOR, stating the manner of the cure; or

(d) at any time by mutual written agreement between LICENSEE and LICENSOR, upon one hundred eighty (180) days written notice to all parties and subject to any terms herein which survive termination; or

(e) at LICENSOR's option, if LICENSEE fails to enforce any patent exclusively licensed hereunder against infringement by third parties pursuant to
     Article VII hereof.

(f)  if Section 13.2 is invoked.

13.4 Upon termination of this AGREEMENT:

(a) nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination; and

(b) LICENSEE and LICENSOR covenant and agree to be bound by the provisions of Articles IX (Indemnification), X (Use of LICENSOR and Component's Name) and XI (Confidential Information and Publication) of this AGREEMENT; and

(c) LICENSEE may, after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to Article IV of this AGREEMENT; and

(d) LICENSEE grants to LICENSOR a nonexclusive royalty bearing license with the right to sublicense others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE and LICENSOR agree to negotiate in good faith the royalty rate for the nonexclusive license. LICENSOR's right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.


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XIV. REPRESENTATIONS AND WARRANTIES

14.1 Except for the rights, if any, of the Government of the United States of America as set forth below, LICENSOR represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the sole right to grant licenses thereunder, (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein, (d) to the best of its knowledge, the LICENSED SUBJECT MATTER is free of the rightful claim of any third party by way of infringement or the like, (e) it has the requisite corporate power and authority to enter into this AGREEMENT and to carry out the transactions contemplated by this AGREEMENT, (f) the execution, delivery and performance of this AGREEMENT and the consummation of the transactions contemplated by this AGREEMENT have been duly authorized by the requisite corporate action on the part of LICENSOR, and (g) that the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of: (i) any contract, agreement or other instrument to which it is a party or by which any of the assets that are the subject hereof are bound; or (ii) to LICENSOR's knowledge, any order, writ, injunction decree or judgment of any court or governmental agency; and

14.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail.

14.3 LICENSEE understands and agrees that LICENSOR, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvablity by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. LICENSOR, by this AGREEMENT, also makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by LICENSOR in the LICENSED FIELD, nor does LICENSOR make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by LICENSOR.

14.4 LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by LICENSOR or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein, provided, however, that nothing in this Section 14.4 shall be deemed to limit or negate LICENSOR's representations and warranties in Section 14.1.



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14.5 The representations and warranties provided in this Section XIV shall survive the termination of this Agreement until their applicable statute of limitations.

XV.  GENERAL

15.1 This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2 Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of LICENSOR to:

TIAX LLC
15 Acorn Park
Cambridge, MA  02140
ATTENTION: John M. Collins, Executive Vice President

or in the case of LICENSEE to:

US Global Nanospace, Inc.
2533 North Carson , Suite 5107
Carson City, NV  89706
ATTENTION: Stephen B. Squires

or other addresses as may be given from time to time under the terms of this notice provision.

15.3 LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.4 This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the Commonwealth of Massachusetts. The Massachusetts State Courts of Middlesex County (or, if there is exclusive federal jurisdiction, the United States District Court for the District of Massachusetts) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction of such courts.

15.5 Failure of LICENSOR to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

15.6 Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.7 If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.



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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.


 U.S. GLOBAL NANOSPACE, INC.                   TIAX LLC

 By__________________________________          By_______________________________
 Name: John D. Robinson                        Name: John M. Collins
 Title: Chairman                               Title: Executive Vice President

 Date: _______________, 2003                   Date: _______________, 2003



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                                    EXHIBIT I


"Development of A Non-hazardous Peptide and Protein-Based Chemical/ Biological Decontamination System", by Arthur D. Little, Inc., Acorn Park, Cambridge, MA 02140, Contract No.: DAAD05-98-C-0005, Final Report to: Office of Special Technology, 10530 Riverview Rd., Bldg. Fort Washington, MD 20744 ATTN: Jeffrey
M. David September 29, 1999

"CHEMICAL AND/OR BIOLOGICAL DECONTAMINATION SYSTEM", Lisa L. Conerly; Daniel J. Ehntholt; Alan S. Louie; Richard H. Whelan, Provisional Application (60/179,499); U. S. application; U. S. Application Serial No. 10/182,821, filed 7/31/02 PCT/US 01/4001 - priority date = 2/1/00; international filing date = 2/1/01

National Phase:   (EPO/01 918 985.1) - filed 7/31/02
Canada (Serial No 2397075) and Israel -  filed 7/31/02


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